NEWS
RELEASE

2006-02

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE ANNUAL AND FOURTH QUARTER RESULTS IN COMPANY HISTORY

HOUSTON, TEXAS, February 23, 2006 - Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $63.0 million, or $1.10 per diluted share for the quarter ended December 31, 2005, compared to net income of $239,000 or $0.00 per diluted share, for the same period of 2004. For the twelve months ended December 31, 2005, net income totaled a record $272.5 million, or $4.80 per diluted share, compared to $69.8 million, or $1.27 per diluted share for the twelve months ended December 31, 2004. The record $272.5 million earned for the year ended December 31, 2005 represents a dramatic increase over the prior record of $107.7 million earned in 2001.

Frontier’s record results are attributable to record diesel crack spreads, wide light/heavy crude oil differentials and improved gasoline crack spreads. The diesel crack spread increased to an average of $24.69 per barrel for the recent quarter, well more than double the $9.84 per barrel in the fourth quarter of 2004 while the gasoline crack spread also more than doubled to an average of $8.59 per barrel in the fourth quarter compared to an average $3.71 per barrel in 2004. The light/heavy crude oil differential increased to $18.11 per barrel for the quarter compared to $13.34 for the same period in 2004. The WTI/WTS crude oil differential decreased slightly to $5.56 per barrel for the quarter compared to $5.82 per barrel for the fourth quarter of 2004.

Frontier’s crude oil charge for the fourth quarter of 2005 averaged 156,489 barrels per day (bpd), approximately 10,321 bpd more than the average 146,168 bpd the Company charged in the fourth quarter of 2004. Total product sales averaged a record 181,436 bpd for the fourth quarter 2005, compared to 169,518 bpd in the fourth quarter of 2004.

For the twelve months ending December 31, 2005, Frontier generated $360.3 million cash from operating activities while investing approximately $109.7 million in capital expenditures. Frontier’s cash balance at year end was $356.1 million and there were no borrowings under the Company’s revolving credit facility. Frontier’s cash exceeded its debt by $206.1 million as of December 31, 2005.

Beginning in March of 2006, the Company plans to run Canadian heavy crude oil at its El Dorado Refinery. Initially, Frontier anticipates running approximately 20,000 barrels a day of heavy crude oil in El Dorado. Based on the current light/heavy crude oil differential, Frontier expects this development to have a significant positive impact on second quarter earnings.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Our record fourth quarter earnings were a fitting end to a record year. Our record profitability and cash flow allowed us to accomplish many of our previously stated goals including: approving high-return internal improvement and expansion projects, increasing the quarterly dividend, paying a special dividend and repurchasing shares of our common stock. Looking forward, we remain optimistic about the fundamentals of our business and believe we are well positioned for continued success. We are particularly excited about crude oil differentials. Currently, the light/heavy crude oil spread is trading at a historically wide level and for the first time in our history we will be able to capture that discount at both plants.”

The fourth quarter 2005 results include an after-tax inventory loss of approximately $14.3 million, or $0.25 per diluted share, compared to a loss of $8.1 million, or $0.15 per diluted share, for the same period of 2004. The twelve months ended December 31, 2005 include an after-tax inventory gain of $29.4 million, or $0.52 per diluted share, compared to a gain of $19.8 million, or $0.36 per diluted share, for the twelve-month period ended December 31, 2004. On December 31, 2005 we adopted Financial Accounting Standard Board’s Interpretation 47 “Accounting for Conditional Asset Retirement Obligations.” This new accounting standard resulted in Frontier recording a $5.5 million liability for future asset retirement obligations and a $0.04 per diluted share reduction in net income for the cumulative effect of the accounting change.

Conference Call

A conference call is scheduled for today, February 23, 2006, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (800) 361-0912. For those individuals outside the United States, please call (913) 981-5559. A recorded replay of the call may be heard through March 9, 2006 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 2606841. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Twelve Months Ended		Three Months Ended
	December 31		December 31
	2005	2004	2005	2004
INCOME STATEMENT DATA ($000's except per share)
Revenues	$4,001,162	$2,861,716	$1,150,315	$803,404
Raw material, freight and other costs	(3,247,372)	(2,432,461)	(964,826)	(712,610)
Refinery operating expenses, excluding depreciation	(245,449)	(219,781)	(71,572)	(57,657)
Selling and general expenses, excluding depreciation	(30,715)	(29,893)	(5,597)	(8,972)
Merger termination and legal costs	(48)	(3,824)	(1)	(4)
Gain on sale of assets	3,644	-	3,641	-
Operating income before depreciation	481,222	175,757	111,960	24,161
Depreciation and amortization	(35,213)	(32,208)	(8,552)	(8,280)
Operating income	446,009	143,549	103,408	15,881
Interest expense and other financing costs	(10,341)	(37,573)	(2,006)	(19,955)
Interest and investment income	7,583	1,716	3,719	826
Gain on involuntary conversion of assets	-	4,411	-	3,817
Provision for income taxes	(168,216)	(42,339)	(39,668)	(330)
Income before cumulative effect of accounting change	275,035	69,764	65,453	239
Cumulative effect of accounting change, net of taxes	(2,503)	-	(2,503)	-
Net income	$272,532	$69,764	$62,950	$239
Net income per diluted share	$4.80	$1.27	$1.10	$0.00
Average diluted shares outstanding (000's)	56,818	54,802	57,163	55,414

OTHER FINANCIAL DATA ($000's)
Adjusted EBITDA (1)	$481,222	$180,168	$111,960	$27,978
Cash flow before changes in working capital	350,895	139,280	64,704	15,058
Working capital changes	9,442	38,619	55,892	57,385
Net cash provided by operating activities	360,337	177,899	120,596	72,443
Net cash used by investing activities	(109,568)	(43,107)	(31,036)	(10,057)

OPERATIONS - Consolidated
Operations (bpd)
Total charges	168,604	164,757	175,589	164,581
Gasoline yields	83,574	82,944	92,850	85,997
Diesel yields	55,151	53,093	57,926	54,898
Total sales	170,380	165,989	181,436	169,518

Refinery operating margins information ($ per bbl)
Refined products revenue	$64.32	$47.27	$68.77	$51.41
Raw material, freight and other costs	52.22	40.04	57.80	45.69
Refinery operating expenses, excluding depreciation	3.95	3.62	4.29	3.70
Refinery depreciation	0.56	0.53	0.51	0.58

Light/Heavy crude oil differential ($ per bbl)	$15.32	$9.90	$18.11	$13.34
WTI/WTS crude oil differential ($ per bbl)	4.51	3.74	5.56	5.82

BALANCE SHEET DATA ($000's)	At December 31, 2005		At December 31, 2004
Cash, including cash equivalents (a)		$356,065		$124,389
Working capital		262,264		97,261
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders' equity (d)		445,059		240,113
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-86.2%		9.6%

10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 Fax (713) 688-0616

(1) Adjusted EBITDA represents income before cumulative effect of accounting change, interest expense, interest and investment income, merger financing termination costs (includes both interest expense and income), income tax, and depreciation and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is presented here because the Company believes that it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s adjusted EBITDA for the twelve and three months ended December 31, 2005 and 2004 is reconciled to net income as follows:

	Twelve Months Ended		Three Months Ended
	December 31		December 31
	2005	2004	2005	2004
	($000's)
Net income	$272,532	$69,764	$62,950	$239
Add cumulative effect of accounting change	2,503	-	2,503	-
Add provision for income taxes	168,216	42,339	39,668	330
Add interest expense and other financing costs	10,341	37,573	2,006	19,955
Subtract interest and investment income	(7,583)	(1,716)	(3,719)	(826)
Add depreciation and amortization	35,213	32,208	8,552	8,280
Adjusted EBITDA	$481,222	$180,168	$111,960	$27,978

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